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                                                                    Exhibit 10.7

                       OPERATING AND MANAGEMENT AGREEMENT

         THIS OPERATING AND MANAGEMENT AGREEMENT (this "Agreement") is entered into as of the ___ day of October, 2000, by and between STAR SERVICES GROUP, INC., a Florida corporation, whose address is 2075 North Powerline Road, Pompano Beach, Florida 33069, herein referred to as ("STAR") and PEERLESS DADE, INC, ("DADE"), PEERLESS BIG APPLE, INC., ("BIG APPLE"), and PEERLESS MIAMI AVENUE, INC., ("MIAMI AVENUE") Florida corporations, whose address is 9471 Baymeadows Road, Suite 106, Jacksonville, Florida 32256, (herein collectively referred to as "PEERLESS").

                                    RECITALS

         WHEREAS, PEERLESS is the owner and operator of several construction and demolition debris transfer stations and material recovery facilities located in Dade County, Florida (the "FACILITIES") and the Rolloff Container Business and a Portable Toilet Business (the "BUSINESSES"); and

         WHEREAS, PEERLESS and STAR have this day entered into three (3) Asset Purchase Agreements for the purchase and sale of certain Assets, as defined in the Asset Purchase Agreements which include the Facilities and the assets required to operate the Businesses; and

         WHEREAS, PEERLESS at the present time no longer wishes to continue the operation of the Facilities and the Businesses; and

         WHEREAS, STAR has agreed to operate the Facilities and the Businesses from the date of execution of this Agreement ("Interim Operating Period") until the delivery of the Audited Financial Statements required pursuant to the Letter Agreement between the parties dated September 26, 2000 (a copy of which is attached hereto); and

         WHEREAS, PEERLESS has all business, occupation and operating permits and licenses and/or authorizations necessary for operation of the Facilities and the Business ("Permits"); and

         WHEREAS, STAR has agreed to operate the Facilities and the Businesses; and

         WHEREAS, STAR has experience in the management and operation of construction and demolition debris Facilities, Rolloff Business and the Portable Toilet Business; and

         WHEREAS, PEERLESS desires that STAR operate the Facilities and Businesses pursuant to the terms and conditions specifically set forth herein; and

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         STAR desires to operate the Facilities and Businesses pursuant to the terms and conditions specifically set forth herein;

         NOW THEREFORE, in consideration of the mutual agreements between the parties and other good and valuable consideration, the parties hereto agree as follows:

         1. RECITALS. The above recitals are true and correct and are incorporated herein by reference.

         2. COMMENCEMENT DATE. STAR agrees to commence management and operation of the Facilities and Businesses on October 30, 2000 (the "Commencement Date").

         3. DAY TO DAY OPERATIONS. STAR shall operate the Facilities and Businesses on a day to day basis using commercially reasonable efforts and in compliance with all applicable federal, state and local laws and regulations. STAR may in its sole discretion change the prices charged at the Facilities and by the Businesses for the services provided. STAR may also increase the volume of material collected and received. PEERLESS will allow STAR to use all of the Assets and equipment which will be sold under the Asset Purchase Agreements. In connection with its duties hereunder, STAR will provide any other equipment it deems necessary to operate the Facilities and Businesses to the extent allowed under the currently existing or modified permits and agreements. PEERLESS shall have the right to observe the day to day operations of the Facilities and Businesses. STAR shall have the right, without any input, or consent of PEERLESS, to create a budget, hire and fire (with notification to PEERLESS) employees, collect accounts receivables, establish operating hours and contract for services with third parties as STAR may deem necessary in its sole discretion. STAR shall be responsible for all expenses incurred in the operation of the Facilities and Businesses and shall be entitled to retain all revenues generated from the Facilities and Businesses operation during the term of this Agreement. PEERLESS will provide STAR with all of its customer lists, books and records ("business records") required to operate the Facilities and Businesses; any confidential business records provided to STAR shall be maintained as confidential. PEERLESS shall provide STAR with copies of all correspondence to and from any regulatory agency related to the permitting of the Facilities and Businesses and provide STAR with weekly reports of the status of permitting.

         4. EMPLOYEES. STAR shall be responsible for hiring and firing all employees necessary to operate the Facilities and Businesses. The employees shall be employees of PEERLESS, or an employee leasing company, but the compensation shall be the responsibility of STAR. STAR shall be responsible for the payment of local, state and federal taxes required for such employees from the commencement date.

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         5.       PERMITS AND PERFORMANCE BOND. Unless this Agreement is
                  terminated as provided in SECTION 8 hereof, PEERLESS shall be responsible for maintaining existing Permits for the Facilities and Businesses. STAR agrees to operate the Facilities and Businesses in compliance with terms of the Permits as they are currently in effect and all applicable federal, state and local laws, rules and regulations. PEERLESS shall be responsible for obtaining the modification to Dade's Material Recovery Facility ("MRF") permit for tract 55 to allow for the construction and operation of the MRF utilizing a "Simplicity" picking line system and modifying the financial assurance calculation to delete the existing stock pile of RSM and reduce the volume of construction and demolition debris stored on site.

         6. DISTRIBUTION OF REVENUE. As the operator of the Facilities and Businesses, STAR shall receive all fees generated from the operation of the Facilities and Businesses after the Commencement Date.

         7. OPERATING EXPENSES AND INSURANCE. STAR is responsible, after the Commencement Date, for paying all expenses associated with the day to day operations of the Facilities and Businesses which shall include but not be limited to rent payments, utility charges such as electricity, water, phone service, maintenance of the equipment, maintenance of the property, employee costs and expenses, advertising, accounting and bookkeeping fees. The rent payments shall include, but not be limited to, $9,000.00 per month for the DADE MRF. PEERLESS will at STAR'S expense continue its General Liability and Property Damage insurance on the Facilities and Businesses property in the amount of One Million Dollars ($1,000,000) per occurrence. STAR shall be named as an additional insured. PEERLESS will pay directly its equipment notes for the equipment used in the operation of the business and STAR will advance PEERLESS such amounts.

         8. TERM. The term of this Agreement shall be for the Period commencing upon the Commencement Date and extending to the earlier of (i) the termination of the Letter Agreement; (ii) the termination of the Asset Purchase Agreement; or (iii) the Closing; The term "Closing" shall have the meaning accorded to it under the Asset Purchase Agreements and the Letter Agreement, the terms of which are incorporated herein by this reference.

                  Upon the expiration of the term of this Agreement, STAR shall immediately surrender the Facilities and the assets relating to the Businesses in good order and in the same condition as at the commencement of this Agreement. In the event STAR does not purchase the Assets pursuant to the Asset Purchase Agreement, STAR agrees that it shall deliver to PEERLESS all surveys, reports, permits (or applications for permits), tests or monitoring information and all other documents relating to the Facilities and the assets relating to the Businesses and any permits necessary for the Facilities and the assets relating to the Businesses, in the

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                  possession of STAR or third parties retained or employed by
                  STAR. STAR agrees to fully cooperate with PEERLESS to obtain any of the foregoing from such third parties (including providing written authorization to such third parties to release any and all such information). STAR agrees to indemnify and hold PEERLESS harmless against any injury or damage by reason of its management, operation or inspection of the Facilities and Businesses (as contemplated under the Asset Purchase Agreement) as well as any liens placed on the Facilities and the assets relating to the Businesses for failure of STAR to pay any third parties. Notwithstanding the foregoing, STAR shall have no indemnification obligation or liability for any occurrence, act or omission of PEERLESS, its shareholders, directors, officers, employees or agents, which occurrence, act or omission occurred prior to the Commencement Date by reason of PEERLESS'S ownership, management and operation of the Facilities and Businesses.

         9.       INDEMNIFICATION, WAIVER AND RELEASE.

                  A. STAR'S INDEMNIFICATION. STAR will indemnify PEERLESS, its shareholders, officers, directors, employees and agents, against and hold PEERLESS, its shareholders, officers, director, agents and employees harmless from any and all demands, claims, causes of action, fines and penalties, damages (including consequential damages), losses, liabilities, judgments and expenses (including, without limitation, attorney's fees and court costs) incurred in connection with or arising from or related to STAR'S actions, representations and warranties under this Agreement or incurred as a result of STAR'S operation of the Facilities and Businesses after the effective date of this Agreement or in connection with other events or conditions which occur after the effective date of this Agreement and which relate to acts or omissions of STAR, its agents, employees, guests and invitees, excluding therefrom only such loss as is proximately caused by the act, omission or negligence of PEERLESS. If any action or proceeding is brought against PEERLESS, its employees or agents, by reason of any such claims, STAR, upon notice from PEERLESS, will defend the claim at STAR'S expense with counsel reasonably satisfactory to PEERLESS. This paragraph shall survive the expiration or earlier termination of this Agreement.

                  B. PEERLESS' INDEMNIFICATION. PEERLESS will indemnify STAR, its shareholders, officers, directors, employees and agents, against and hold STAR, its shareholders, officers, directors, agents and employees harmless from any and all demands, claims, causes of action, fines and penalties, damages (including consequential damages), losses, liabilities, judgments and expenses (including, without limitation, attorney's fees and court costs) incurred in connection with or arising from or related to PEERLESS' actions, representations and warranties under this Agreement or incurred as a result of PEERLESS' operation of the Facilities and Businesses prior to the effective date of this Agreement or in connection with other events or conditions which occur

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                  before the effective date of this Agreement and which relate to acts or omissions of PEERLESS, its agents, employees, guests and invitees, excluding therefrom only such loss as is proximately caused by the act, omission or negligence of STAR during the Agreement Term. If any action or proceeding is brought against STAR, its employees or agents, by reason of any such claims, PEERLESS, upon notice from STAR, will defend the claim at PEERLESS' expense with counsel reasonably satisfactory to STAR. This paragraph shall survive the expiration or earlier termination of this Agreement.

         10. GOVERNING LAW/VENUE. This Agreement shall be governed by and construed in accordance of the laws of the State of Florida. The forum for any legal action arising hereunder shall be in Dade County, Florida.

         11. ATTORNEY FEES AND COSTS. In the event a dispute arises hereunder, the prevailing party shall have the right to collect its reasonable attorney's fees and costs incurred in connection with such dispute, whether in pretrial, trial, on appeal or in bankruptcy, from the non-prevailing party.

         12. FORCE MAJEURE. In the event an act of God, a strike, governmental action or other significant work stoppage, beyond the control of STAR, occurs which prevents STAR from performing its duties hereunder, STAR shall be excused from performing its duties herein for as long as practically possible after the occurrence of the same or until the end of the same unless such happening shall be directly caused by STAR'S failure to comply with the Permits or its obligations under this agreement. STAR shall notify PEERLESS as soon as practically possible of a force majeure event.

         13. AGREEMENT BINDING. The terms and conditions of this Agreement shall be binding upon the successors and assigns of the parties hereto.

         14. SURVIVAL. Termination of this Agreement shall not affect the rights or obligations of the parties which arose prior to the termination.

         15. NOTICES. All notices required hereunder shall be delivered to each of the parties hereto at the address first written above by certified, U.S. Mail, return receipt requested, by a recognized overnight courier service, or by confirmed facsimile delivery. A copy of all notices sent to PEERLESS shall also be sent to G. Stephen Manning, Esq., 9428 Baymeadows Road, Suite 625, Jacksonville, Florida 32256, and a copy of all notices sent to STAR shall also be sent to Samuel
                  G. Weiss, Esq., Weiss & Federici LLP., 30 Main Street, Port Washington, New York 11050.

         16. NO JOINT VENTURE OR PARTNERSHIP. Notwithstanding anything contained herein to the contrary, neither this Agreement nor the operations required hereby shall be

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                  deemed to create any joint venture, partnership or any other business enterprises between STAR and PEERLESS.

         17. ASSIGNMENT. Neither STAR nor PEERLESS may assign this Agreement in whole or in part to any other person or entity, except that STAR shall have the right to assign its performance obligations under this Agreement to one or more of its wholly owned subsidiaries. Not withstanding any such assignment STAR shall remain responsible for its performance obligations under this agreement.

         18. CONSTRUCTION. This Agreement shall not be construed more strictly against one party or the other, it being recognized that both STAR and PEERLESS have contributed substantially and materially in preparing this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first written above.

         The undersigned, STAR SERVICES GROUP, INC., a Florida corporation, joins in this Agreement to guarantee the full performance of STAR in any and all obligations of STAR under this Agreement.

                                                STAR SERVICES GROUP, INC.

                                                By:
                                                   -----------------------------
                                                Its:
                                                    ----------------------------

                                                PEERLESS DADE, INC.
                                                PEERLESS BIG APPLE, INC.
                                                PEERLESS MIAMI AVENUE, INC.

                                                By:
                                                   -----------------------------
                                                Its:
                                                    ----------------------------

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